Exhibit 99.1

Rosetta Stone Appoints James P. Bankoff, Chairman and CEO of Vox Media, Inc., to Board of Directors

Online industry veteran bolsters Rosetta Stone Board

ARLINGTON, VA, Nov. 14, 2012 (BUSINESS WIRE) — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, announced today the appointment of James P. Bankoff to the Company’s Board of Directors.  With Bankoff’s election, the Rosetta Stone board has expanded to eleven members, of which nine are independent directors.

Bankoff is chairman and CEO of Vox Media, Inc., the publisher of the SB Nation family of sports communities, The Verge, a leading consumer technology site, and Polygon, a site dedicated to covering the world of games and the people who love them.  He has served in this capacity since January 2009.  Immediately prior to joining Vox Media, Bankoff served as a senior adviser with Providence Equity Partners, a leading private equity firm focused on media and telecommunications.  Prior to joining Providence in 2008, he served as executive vice president of programming and products at AOL.  At AOL, Mr. Bankoff led the development of and/or presided over AOL.com, TMZ.com, Moviefone, MapQuest, BloggingStocks, AOL Music and Engadget.  He also oversaw instant messaging services, AIM and ICQ, and new social networking and community applications, including Blogsmith and Netscape.com.  Bankoff joined AOL in 1995 and held a number of leadership positions, including president, AOL web properties; president, Netscape; and vice president of strategy and operations, AOL brand.

“Jim’s extensive experience as an Internet innovator and leadership in creating unique publishing brands will enhance the breadth and depth of the Board,” said Steve Swad, CEO of Rosetta Stone.  “His online industry expertise and strategic focus will add immediate value as we expand our product offerings, innovate our platform, refine our online strategy and distribute our offerings through new partnerships.”

Bankoff holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Arts from Emory University.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages.  Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone.  Available in 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world.  The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age.  The company is based in Arlington, VA, with international offices in the United Kingdom, Korea, Japan, Brazil and China. For more information, visit www.RosettaStone.com.

Rosetta Stone is a registered trademark of Rosetta Stone Ltd.

SOURCE: Rosetta Stone Inc.

Rosetta Stone Inc.

Media Contact:

Jonathan Mudd, (703) 387-7148

jmudd@rosettastone.com

or

Investor Contact:

Steve Somers, CFA

ir@rosettastone.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Rosetta Stone’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.